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                                                                     Exhibit 99


                       Poland's @ Entertainment Announces
               Completion of Concurrent Debt and Equity Offerings

Hartford, CT - January 30, 1999 - @ Entertainment, Inc. (NASDAQ:ATEN) today announced that it has completed a debt offering with gross proceeds of approximately $100 million and an offering of preference stock with gross proceeds of approximately $50 million. In addition, @Entertainment recently consummated an additional debt offering with gross proceeds of approximately $10 million.

         Under the terms of the $100 million debt transaction, @Entertainment sold 256,800 units, each unit consisting of $1,000 principal amount at maturity of 14 1/2% senior discount notes due 2009 and four warrants, each warrant entitling the holder thereof to purchase 1.7656 shares of common stock of the Company, at an exercise price of $9.125 per share. The first cash interest payment will be due in August 2004 and the terms of the notes are calculated to produce an overall yield of 17.5% per annum.The warrants will be exercisable no later than July 7, 1999, and will expire on February 1, 2009.

         The notes are accompanied by an indenture with customary restrictions, including but not limited to certain restrictions on the payment of cash dividends, repurchase of outstanding common stock, issuance and sale of capital stock subsidiaries, sale of assets, consolidation or merger, amount of indebtedness, permitted liens, permitted investments and other payments and line of business. The Company is obligated to complete an exchange offer for the notes, in which the original notes may be exchanged for exchange notes that are freely tradeable securities under the Securities Act of 1933. The Company is also obligated to complete a shelf registration statement for the warrants and for the shares of common stock underlying the warrants, and to provide the warrant holders with piggy back registration rights for the shares of common stock underlying the warrants.

         Under the terms of the $50 million preference stock transaction, the Company sold 45,000 shares of the Company's Series A 12% Cumulative Preference Shares, 5,000 shares of the Company's Series B 12% Cumulative Preference Shares, and 50,000 warrants, each warrant entitling the holder thereof to purchase 110 shares of common stock, at an exercise price of $10.00 per share. The preference shares will accrue dividends at a rate of 12% per annum (13% per annum under certain circumstances), and will be mandatorily redeemable in January 2010. The holder of the Series A 12% Cumulative Preference Shares, Morgan Grenfell Private Equity Limited, will have the right to appoint directors to the Company's board, and those directors will have the right to approve certain @Entertainment transactions. The holders of the


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Series B 12% Cumulative Preference Shares include Arnold Chase, a director of
@Entertainment, and other immediate family members of David Chase, the Chairman of the Board of Directors of @Entertainment. The warrants are exercisable immediately and will expire on February 1, 2010. The shares of common stock underlying the warrants cannot be sold until January 27, 2000. The Company is obligated to complete shelf registration statements for the preference stock, warrants and for the shares of common stock underlying the warrants.

         The $10 million debt offering that @Entertainment recently consummated involved the sale of $36,001,321 principal amount at maturity of Series C Senior Discount Notes due 2008. The first cash interest payment will be due in July 2004, and terms of the notes are calculated to produce an overall yield of 18.5% per annum.

         The Series C Senior Discount Notes are accompanied by an indenture with customary restrictions, including but not limited to certain restrictions on the payment of cash dividends, repurchase of outstanding common stock, issuance and sale of capital stock subsidiaries, sale of assets, consolidation or merger, amount of indebtedness, permitted liens, permitted investments and other payments and line of business.

         The aggregate gross proceeds of the three transactions to @Entertainment is approximately $160 million. The net proceeds are intended to be used to fund capital expenditures, operating losses and working capital primarily related to the development and operation of the Company's direct-to-home satellite broadcasting business, as well as for general corporate purposes and certain other investments relating to its existing businesses.

         @Entertainment, Inc. is the leading provider of pay television services in Poland. The Company owns and operates Polska Telewizja Kablowa (PTK), the largest cable television network in Poland with 887,000 subscribers as of September 30, 1998. The Company also owns and operates Wizja TV, Poland's first digital DTH broadcasting service, which was officially launched on September 18, 1998. @Entertainment is traded on the Nasdaq Stock Market under the symbol:
ATEN.

         The above remarks contain forward-looking statements that involve risks and uncertainties including without limitation those related to those relating to the completion of the exchange offer and the effectiveness of the shelf registration statements. Actual future results could differ materially from those discussed above.

FOR FURTHER INFORMATION PLEASE CONTACT:
--------------------------------------

Robert F. Fowler, III                           Chris Plunkett/Mike Smargiassi



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Chief Executive Officer                         Brainerd Communicators, Inc.
011-44-171-478-3800                             212-986-6667

Donald Miller Jones
Chief Financial Officer
011-44-171-478-3800